Exhibit 99.2

ASPEN TECHNOLOGY, INC.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

August 14, 2003

To:          The Funds Listed Below

This letter is being issued in connection with the acquisition by the parties listed below (each, an “Advent Investor” and, collectively, the “Advent Investors”) of an aggregate of 3,003,003 shares of Series D-1 Convertible Preferred Stock (“Series D-1 Preferred Stock”) issued by Aspen Technology, Inc. (the “Company”), pursuant to the terms and conditions set forth in that certain Securities Purchase Agreement, dated as of June 1, 2003 (“Purchase Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Investor Rights Agreement among the Company, the purchasers of the Series D-1 Preferred Stock and the Series D-2 Preferred Stock, dated as of August 14, 2003. The Advent Investors desire to actively assist the Company in developing, reviewing and considering certain proposals and suggestions relating to the management of the Company’s business and the Company desires such assistance.  In order to facilitate the Advent Investors’ input with respect to the management of the business of the Company, the Company agrees:

1.             For so long as the Advent Investors own shares of Series D-1 Preferred Stock (or shares of Common Stock into which such shares of Series D-1 Preferred Stock are convertible), to grant to each Advent Investor the management rights described below and further agrees that it will give due consideration to such input as may be provided by an Advent Investor in exercise of such rights:

a)             at reasonable times and on reasonable notice, the right to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of the Company with the Company’s officers, employees and directors and the right to consult with and advise the Company’s senior management on matters materially affecting the business and affairs of the Company;

b)            at reasonable times and on reasonable notice, the right to submit business proposals or suggestions to the Company’s senior  management from time to time and to have such proposals or suggestions reasonably considered; and

c)             the right (1) to visit the Company’s business premises and other properties during normal business hours and on reasonable notice, (2) to receive the information of the Company set forth in Section 4.1 of the Investor Rights Agreement, (3) to examine the books and records of the Company during normal business hours and on reasonable notice, and (4) to request such other information at reasonable times and intervals in light of the Company’s normal business operations concerning the general status of the Company’s business, financial condition and operations but only to the extent such information is reasonably available to the Company and in a format consistent with how the Company maintains such information.

2.             For so long as the Advent Investors beneficially own at least 5% of the outstanding shares of Common Stock, then the Advent Investors shall have the following rights, subject, in all cases, to paragraph 3 below:

a)             in the event that the Series D-1 Investors have the right under the Series D Certificate to appoint a Series D-1 Director, the right to send such director to all meetings of committees of the Board of Directors of the Company, in a non-voting observer capacity, and

b)            in the event that the Series D-1 Investors no longer have the right under the Series D Certificate to appoint a Series D-1 Director, (i) the right to send one representative to attend all meetings of the Company’s Board of Directors, and all meetings of each committee of the Board of Directors, in a non-voting observer capacity, and (ii) the right to receive copies of all notices, minutes, consents and other materials the Company provides to its directors in connection with any meeting, except for materials pertaining to the portion of any meeting from which a representative of the Advent Investor is excluded pursuant to paragraph 3 below.

3.             The Advent Investors understand and acknowledge that the Board of Directors (or a committee of the Board of Directors, as the case may be) shall have and reserve the right to exclude the director or other representative attending a meeting under paragraph 2(a) or 2(b) above (each, a “Representative”) from all or any portion of a meeting to the extent (i) necessary to preserve attorney client privilege, (ii) the Board of Directors (or such committee), in its sole discretion, deems the presence of such Representative to be inconsistent with the Company’s goal of adhering to best practices of corporate governance or otherwise inadvisable under then-current laws, rules, regulations, including any guidelines and interpretations thereof set forth or proposed by Nasdaq or any exchange on which the Common Stock is then traded.  In no event shall Advent have any right pursuant to this letter agreement to send a Representative to a meeting of a “special committee” of the Board of Directors which has been established to evaluate (A) a potential claim of the Company against its officers or directors, or (B) a strategic transaction or proposal where the special committee deems the presence of such Representative to be inappropriate under the circumstances.

Any and all Confidential Information disclosed by the Company under this letter agreement shall be subject to Section 8 of the Investor Rights Agreement.

The rights afforded by this letter agreement shall be assignable to any person who is an Advent Investor.

Please acknowledge your agreement by signing below and returning a copy to the Company.

Sincerely,

ASPEN TECHNOLOGY, INC.

By:	/s/David L. McQuillin
David L. McQuillin
President and Chief Executive Officer

Acknowledged and agreed to as of the date first set forth above by the following Funds:

ADVENT ENERGY II LIMITED PARTNERSHIP			ADVENT PARTNERS (NA) GPE III LIMITED PARTNERSHIP

ADVENT PGGM GLOBAL LIMITED PARTNERSHIP			ADVENT PARTNERS DMC III LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III LIMITED PARTNERSHIP			ADVENT PARTNERS GPE-III LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-A LIMITED PARTNERSHIP			ADVENT PARTNERS GPE-IV LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-B LIMITED PARTNERSHIP			ADVENT PARTNERS II LIMITED PARTNERSHIP

DIGITAL MEDIA & COMMUNICATIONS III-C LIMITED PARTNERSHIP			By:	Advent International Corporation, General Partner

DIGITAL MEDIA & COMMUNICATIONS III-D C.V.				By:	/s/ Douglas Kingsley
Senior Vice President
DIGITAL MEDIA & COMMUNICATIONS III-E C.V.

GLOBAL PRIVATE EQUITY III LIMITED PARTNERSHIP

GLOBAL PRIVATE EQUITY IV LIMITED PARTNERSHIP

By:	Advent International Limited Partnership, General Partner

By:	Advent International Corporation, General Partner

	By:	/s/ Douglas Kingsley
Senior Vice President